FOR IMMEDIATE RELEASE            NASDAQ: NSIT

Insight Names Wolfgang Ebermann as President, EMEA

TEMPE, Ariz. (October 29, 2013) – Insight Enterprises, Inc. (NASDAQ: NSIT), a leading worldwide technology provider of hardware, software and service solutions, is pleased to announce the appointment of Wolfgang Ebermann as President, EMEA, effective January 6, 2014.

Mr. Ebermann joins Insight after 22 years at Microsoft where most recently he held the position of Vice President & COO Central Eastern Europe. In this role, Mr. Ebermann was responsible for all sales, marketing, and services for a multi-billion business with approximately 2,000 employees across more than 20 countries. During his tenure at Microsoft, he also served in several other executive roles including EMEA Vice President for Small, Midmarket and Partner Business. Prior to Microsoft, Mr. Ebermann worked for the Hewlett-Packard Peripherals Group (Europe) as European Software Marketing Manager focused on strategic account management and marketing. Mr. Ebermann holds a degree in Business Administration, majoring in International Marketing and Human Resources, from the University of Applied Sciences in Rosenheim, Germany.

“I am excited that Wolfgang has agreed to join the Insight team leading our business in EMEA,” Insight President and CEO Ken Lamneck stated. “He has an established history of driving operational excellence and delivering growth in the mid-market and enterprise space across a multi-country footprint in Europe. Wolfgang’s leadership style and experience will undoubtedly help define and grow our EMEA business’ competitive position in 2014 and beyond.”

For more information on Insight, visit www.INSIGHT.com or call 800-INSIGHT.

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About Insight

Insight Enterprises, Inc. is a leading technology provider of hardware, software and service solutions to business and government clients in North America, Europe, the Middle East, Africa and Asia-Pacific. Insight is focused on helping organizations move technology goals forward in the areas of Office Productivity, Unified Communications and Collaboration, Mobility, Network and Security, Data Center and Virtualization, Data Protection and Cloud. Insight has sold over three million business and public sector client cloud seats across the globe. With approximately 5,400 teammates worldwide, Insight is ranked No. 470 on the 2013 Fortune 500 and generated sales of $5.3 billion for the year ended December 31, 2012. For more information, please call 1.800.INSIGHT (1.800.467.4448) in the United States or visit www.insight.com. NSIT-M

Contacts:	Media:

Chuck King Insight Enterprises, Inc. Tel. (480) 409-6390 Email: chuck.king@insight.com
Investors:

Helen Johnson Insight Enterprises, Inc. Tel. (480) 333-3234 Email: helen.johnson@insight.com

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